Adelaide Agribusiness Centre
Level 3 22-28 King William Street
Adelaide
SA 5000
Ph: 08 8407 6186
Fax: 08 8407 6280

CUSTOMER COPY

21 September 2007

The Secretary
Seed Genetics Australia Pty Ltd
PO Box 492
Mitcham SA 5062

Dear Sir/Madam

Business Letter of Offer for Seed Genetics Australia Pty Ltd ABN 44 061 114 814 ("you")

FACILITIES INCLUDED IN THIS LETTER OF OFFER

We are pleased to advise that the following facilities have been approved:

Facility Type	**Limit**
Market Rate Facility	$3,000,000.00
Farm Management Account Overdraft	$1,000,000.00
Farmer's Choice Package	$3,000,000.00
Overseas Bills Purchased Facility	$2,000,000.00

If you accept this Letter of Offer, the terms and conditions of these facilities are set out in:
(a) the applicable Facility Details, and the Other Details; and
(b) the Specific Conditions (if any); and
(c) the General Conditions; and
(d) to the extent that it applies in respect of these facilities, the Fees Guide ("**Agreement**").

To the extent of any inconsistency, the documents prevail in the order set out above, and any Package Specific Conditions prevail over other Specific Conditions.

Thank you for allowing NAB to be of assistance.

Peter Read B.App.Sci.Agg
Agribusiness Manager

National Australia Bank Limited ABN 12 004 044 937

Business Letter of Offer

Date 21 September 2007

Customer 1

Seed Genetics Australia Pty Ltd ABN 44 061 114 814

ACN/ARBN/ABN 44061114814

DETAILS

The meanings of words printed like *this* and other key terms, are generally explained at the end of the General Conditions or in the relevant Specific Conditions.

FACILITY DETAILS

Please note: The information contained below is current as at the date of this Letter of Offer.

New Facilities included in this Letter of Offer

The *facilities* set out in this section are the new *facilities* which are set out in this Letter of Offer. You must read the Details in conjunction with any relevant Specific Conditions, as well as the General Conditions, and any other documents which form part of this Agreement.

Farmer's Choice Package

Transaction Account Number:	To be advised
Maximum Aggregate Borrowing Limit ("MABL"):	$3,000,000.00
Expiry Date:	31/10/2008
Review Periods:	31/10/2008
MABL Reduction Option:	Option 1 - Interest Only Option
Variable Interest Rate for Farm Management Account Overdraft *facilities* included in Farmer's Choice Package:	The Variable Interest Rate/s are as set out in the Details for that *facility* except that the relevant Indicator Rate for the *facility* will be the Farmer's Choice Prime Indicator Rate. The Customer Margin/s set out in the Details for that *facility* (if any) will continue to apply.
Farmer's Choice Prime Indicator Rate:	Currently 8.2000% per annum
Farmer's Choice Package Application Fee:	$ 0.00
Annual Package Fee:	$ 500.00 See the Farmer's Choice Package Specific Conditions
Other Concession or Benefit:	See the Farmer's Choice Package Specific Conditions
Products included in Farmer's Choice Package:	Facility Type: Market Rate Facility Facility Amount: $3,000,000.00 Account Number: To be advised Facility Type: Farm Management Account Overdraft Facility Amount: $1,000,000.00 Account Number: To be advised

Farm Management Account Overdraft

Facility Limit:	$1,000,000.00
Expiry Date:	31/10/2008

Account Number:	To be advised
Interest Rates:	
Variable Interest Rate:	Our Base Indicator Rate plus the Customer Margin for this *facility* Currently 11.5000% per annum
Default Interest Rate:	Our Base Indicator Rate plus the Customer Margin plus the Default Margin for this *facility* Currently 16.0000% per annum
Current Indicator Rates and Margins:	
Base Indicator Rate:	Currently 10.8500% per annum
Customer Margin:	0.6500% per annum
Default Margin:	4.5000% per annum
Interest Period Details:	Charged monthly and payable in arrears
Application Fee:	$ 0.00 payable by you immediately on your acceptance of this Agreement
Annual Facility Fee:	$ 400.00 payable annually, during each September
Facility Specific Security:	Fixed and Floating Charge over the whole of the assets of Seed Genetics Australia Pty Ltd ABN 44 061 114 814 including goodwill and uncalled capital and called but unpaid capital together with relative insurance policy assigned to the National Australia Bank Limited. Guarantee and Indemnity for $ 1,000,000.00 given by Bungalally Nominees Pty Ltd ABN 78 007 932 872 as trustee for David Pengelly Trust, Seed Genetics Australia Pty Ltd as trustee for The SGA Trust, Deborah Anne Bain, Dennis Charles Jury, Dianne Paula Grigson, Ross Whyte Downes, Helen Maree Harvey, Mark James Harvey and David Stanley Pengelly supported by: Fixed and Floating Charge over the whole of the assets of Seed Genetics Australia Pty Ltd ABN 44 061 114 814 as trustee for The SGA Trust including goodwill and uncalled capital and called but unpaid capital together with relative insurance policy assigned to the National Australia Bank Limited. Registered Mortgage over property situate at 27 Fife Avenue Torrens Park SA more particularly described in Certificate of Title Register Book Volume 5645 Folio 354. Registered Mortgage over property situate at 16 Mountain Circuit Calwell ACT more particularly described in Certificate of Title Division Calwell Section 724 Block 3 Registered Mortgage over property situate at 10 Alexander Avenue Millswood SA more particularly described in Certificate of Title Register Book Volume 5072 Folio 858. Registered Mortgage over property situate at Sections 126 & 127 area named Stirling Hundred of Keith SA more particularly described in Certificate of Title Register Book Volume 5422 Folio's 667 & 126
Facility Specific Conditions:	Overdraft Specific Conditions Farmer's Choice Package Specific Conditions

Market Rate Facility

Facility Limit:	$3,000,000.00
Initial Drawdown Amount:	$3,000,000.00 (or as you otherwise direct)
Expiry Date:	31/10/2008
Last date for initial drawdown:	19/12/2007
Building Conditions:	Not Applicable
Regular Repayment Type:	*Interest only repayments* payable in arrears
Initial Pricing Period:	30 days or a *pricing period* as you otherwise select
Fixed Interest Rate:	See the Market Rate Facility Specific Conditions for how the fixed interest rate is set for each pricing period. The current **indicative** fixed interest rate for the *initial pricing period* is 9.1980% per annum
Application Fee:	$5,000.00 payable by you immediately on your acceptance of this Agreement
Service Fee:	Amount will be advised when each *drawing* is made
Prepayment Fee:	$ 360.00. Economic costs may also be payable. For more details, see the General Conditions.
Default Interest Rate:	The total of our Base Indicator Rate plus the Customer Margin plus the Default Margin for this *facility* Currently 17.7000% per annum
Base Indicator Rate:	10.8500% per annum
Customer Margin:	2.3500% per annum
Default Margin:	4.5000% per annum
Nominated Account at NAB:	To be advised for the purposes of debiting and crediting amounts as set out in the Market Rate Facility Specific Conditions
Facility Specific Security:	Fixed and Floating Charge over the whole of the assets of Seed Genetics Australia Pty Ltd ABN 44 061 114 814 including goodwill and uncalled capital and called but unpaid capital together with relative insurance policy assigned to the National Australia Bank Limited. Guarantee and Indemnity for $5,000,000.00 given by Seed Genetics Australia Pty Ltd ABN 44 061 114 814 as trustee for The SGA Trust, Ross Whyte Downes, Mark James Harvey, Dennis Charles Jury and David Stanley Pengelly supported by: Fixed and Floating Charge over the whole of the assets of Seed Genetics Australia Pty Ltd ABN 44 061 114 814 as trustee for The SGA Trust including goodwill and uncalled capital and called but unpaid capital together with relative insurance policy assigned to the National Australia Bank Limited
Facility Specific Conditions:	Market Rate Facility Specific Conditions

Overseas Bills Purchased Facility

Facility Limit:	$2,000,000.00
Expiry Date:	31/10/2008
Interest rate foreign currency:	The interest rate for a drawing (other than a letter of credit drawing) denominated in a foreign currency is fixed at the time of that drawing and will be our Foreign Currency Fixed Lending Rate quoted by NAB at the time of that drawing plus a Customer Margin.
Payment of interest:	Payable in arrears
Application Fee:	$ 0.00 payable by you immediately on your acceptance of this Agreement
Current Indicator Rates and Margins:	
Customer Margin:	1.5000% per annum
Nominated Account at NAB:	To be advised for the purposes of debiting and crediting amounts as set out in the Global Trade Finance Specific Conditions
Facility Specific Security:	Fixed and Floating Charge over the whole of the assets of Seed Genetics Australia Pty Ltd ABN 44 061 114 814 including goodwill and uncalled capital and called but unpaid capital together with relative insurance policy assigned to the National Australia Bank Limited. Guarantee and Indemnity for $5,000,000.00 given by Seed Genetics Australia Pty Ltd ABN 44 061 114 814 as trustee for The SGA Trust, Ross Whyte Downes, Mark James Harvey, Dennis Charles Jury and David Stanley Pengelly supported by: Fixed and Floating Charge over the whole of the assets of Seed Genetics Australia Pty Ltd ABN 44 061 114 814 as trustee for The SGA Trust including goodwill and uncalled capital and called but unpaid capital together with relative insurance policy assigned to the National Australia Bank Limited.
Facility Specific Conditions:	Global Trade Finance Specific Conditions

OTHER DETAILS

Where you are taken to be incorporated (if applicable): South Australia

Conditions Precedent

Any obligation on NAB to provide you with anything under a *facility* is conditional on:

Applicants to sign an undertaking that they will not seek external finance outside the NAB for amounts > $0.100M, without written consent from approval authority. All request(s) for 'new external finance' > $0.100M will be considered on a case-by-case basis.

Applicants to sign an undertaking not to change their inventory storage location(s) and distribution arrangement(s) away from Tatiara Seeds Pty Ltd, without written consent from the NAB. Requests for such will not be unreasonably withheld.

Provision of insurance cover detail(s) for a) Marine Cargo Policy and b) Inventory Policy (ie. that covers stock when in storage at 'Tatiara Seeds').

Provision of 'Right of Entry' documentation (ie. to allow access to inventory, if required).

Signed statutory payments certificate confirming all payments are up to date and in order.

These Conditions Precedent are in addition to any other conditions precedent set out elsewhere in this Agreement.

Covenants and Undertakings

Non Standard Covenants and Undertakings

You undertake to comply with the following non standard covenants and undertakings at all times.

These non standard covenants and undertakings are to be assessed and reported as detailed below.

Maximum funding of 60% against presentation of shipping documents for Overseas Bills Purchased Facility.

Market Rate Facility to fully fluctuate. (From cashflows provided, we would assume facility would clear between October and February annually).

Minimum 20% Capital Adequacy Ratio to be maintained. Calculated on combined financial statements of Seed Genetics Australia Pty Ltd and the SGA Trust (Total Tangible Net Assets / Total Tangible Assets) - to be confirmed annually in Septembers quarterly reporting.

Minimum Interest Cover of 1.5 times to be maintained moving forward. Compliance to be measured upon receipt of Finalised financial statements.

The following monitoring covenants are to be presented to the bank, on a quarterly basis and within 45 days after the quarters end. For the purposes of this covenant quarters will be March, June, September & December.
i) Actual versus budget reporting with client provided commentary on any variances > 10% to be commented on. Variances >/= 15% will trigger Right of Review. ii) Statutory Payments Certificate. iii) Aged Debtor & Creditors listing.

The following monitoring covenant is to be presented to the bank, on a monthly basis and within 15 days after the quarters end: i) Inventory levels and balance of Market Rate Facility to show compliance with "maximum 40% of funding drawn against inventory purchases".

Should a Right of Review be triggered, the NAB reserves the right to call for independent assessment of inventory on hand / inventory value, the cost of which will be to the account of applicant.

Finalised Financial Statements for Seed genetics Australia pty Ltd and SGA Trust are to be forwarded to the National Australia Bank Ltd prior to 30 November annually

General fees and charges

Note: These fees are payable by you immediately on your acceptance of this Agreement (unless NAB otherwise tells you).

Unless otherwise stated, these fees are in addition to any other fees set out elsewhere in this Agreement (including in the relevant Fees Guide).

Estimate of NAB's credit fees and charges

Application fee	$5,000.00 This application fee is the total application fee payable under this Agreement. It includes any separate facility application fees set out in the Facility Details.

Estimate of Government charges (payable to the relevant government department)

Mortgage stamp duty	$10,500.00
Mortgage registration fee	$ 324.00
Fixed & Floating Charge registration fee	$ 540.00
Mortgage Registration - ACT	$ 87.00
Estimate of total amount of credit fees and charges to establish the *facilities* (as far as can be ascertained now). These fees (if any) are payable by you immediately (unless NAB otherwise tells you), if not already paid. Any additional fees and charges to establish the *facilities* will be advised to you and are payable on demand.	$ 16,451.00

TERMS AND CONDITIONS

SPECIFIC CONDITIONS

Overdraft Specific Conditions

These Specific Conditions apply to a *facility* if the Details for that *facility* say they do.

1. Facility operation

Subject to all conditions precedent being met:

(a) you may draw on the *facility* at any time and by any means NAB authorises;

(b) you may draw any amount you choose; and

(c) any amounts paid or repaid to the credit of the *facility* are available for redraw.

2. Cancellation and reduction of the facility limit

(a) The *facility* can be cancelled or the *facility limit* reduced by NAB or you at any time, even if it has an *expiry date* and even if this means the new *facility limit* is lower than the *balance owing*.

(b) The *facility limit* automatically reduces by the amount of any cancellation or reduction.

3. Which accounts NAB can debit

You authorise NAB to debit to the *loan account* any amounts payable by you in relation to the *facility* or *loan account,* including interest, fees and charges, taxes, enforcement expenses and any amount payable under an indemnity, unless otherwise stated or agreed.

4. When interest is payable

Accrued interest charges are payable on the last *banking day* of each month (excluding interest charges for that day, which are included in the amount payable in the following month). Interest is also payable on the *final repayment date*.

5. How NAB calculates interest

(a) Unless otherwise provided, interest charges for each day are calculated by applying the *daily interest rate* to the *balance owing* at the end of that day (excluding any amount to which a *default interest rate* applies).

(b) Where tiered interest rates apply (see the Details), paragraph (a) does not apply, and the interest charges for each day are calculated as follows:

(i) the *daily interest rate* for *tier one,* multiplied by that part of the *balance owing* at the end of that day that falls within *tier one*, plus

(ii) the *daily interest rate* for *tier two,* multiplied by that part of the *balance owing* at the end of that day that falls within *tier two*,

in each case excluding any amounts to which the *default interest rate* applies.

6. Farm Management Account Overdraft

If a *facility* is a Farm Management Account Overdraft, NAB may require that all, or an agreed part, of your gross business income is credited to the *loan account*.

Bill Facility Specific Conditions

Not Applicable

Market Rate Facility Specific Conditions

These Specific Conditions apply to a *facility* if the Details for that *facility* say they do.

1. Drawings

(a) You may apply for a *drawing* at any time, but only if:

(i) the *drawdown date* is a *banking day* at least 7 days before the *final repayment date* (if any);

(ii) all conditions precedent have been met.

(b) NAB may accept or reject your application for a *drawing* in its discretion.

(c) If NAB accepts it, NAB may require you to draw a minimum amount, and may place other conditions on the *drawing*.

(d) If the date of the *drawing* is a *repricing date* for an existing *loan account* NAB will debit the *drawing* to the relevant *account* (unless we otherwise agree). Otherwise, NAB will open an additional *loan account* in your name and debit the *drawing* to that *account*.

2. Cancellation and reduction of facility limit

(a) NAB may cancel the *facility* or reduce the *facility limit* at any time, even if it has an *expiry date* and even if this means the new *facility limit* is lower than the *balance owing*.

(b) You may cancel any undrawn part of the *facility limit* at any time.

(c) The *facility limit* automatically reduces by the amount of any cancellation or reduction. In addition, the *facility limit* automatically reduces by the amount, and on the dates or per the periods, specified in the *amortisation schedule*.

3. Which accounts NAB can debit

Unless otherwise stated or agreed, you authorise NAB to debit to the *nominated account* or the relevant *loan account*, any amounts payable by you in relation to the *facility* or *loan account*, including fees, charges, taxes, interest, enforcement expenses, economic costs, and amounts payable under an indemnity.

4. Pricing Periods

(a) A *pricing period* means a period of 7, 14, 30, 60, 90, 120, 150 or 180 days relating to a *loan account* as determined under this Agreement but adjusted where necessary so that:

(i) the first such period commences on the *first drawdown date* for that *loan account*;

(ii) a *pricing period* which would otherwise end on a day that is not a *banking day* will be extended so that it ends on the next *banking day*;

(iii) a subsequent *pricing period* commences on the day after the expiry of the preceding *pricing period*;

(iv) a *pricing period* may not end after the *final repayment date*; and

(v) if the period from the end of a *pricing period* to the *final repayment date* is less than 7 days, that *pricing period* will end on the *final repayment date*.

(b) Unless you select the length of any future *pricing period* in accordance with any instructions provided by NAB before the expiry of the previous *pricing period*, the *pricing period* shall be of the same duration as the preceding *pricing period* (calculated before taking account of any adjustment of the previous *pricing period* under paragraph (a) above.

5. Interest rate

(a) The *interest rate* in respect of a *pricing period* for a *loan account* is NAB's lending indicator rate (see paragraph (b) below) plus the relevant *customer margin*.

(b) NAB's lending indicator rate is, in relation to each *pricing period*, the rate determined by NAB which is equal to the "bid rate" quoted on the "BBSY" page of the Reuters Monitor System at or about 10.15am Sydney time on the *banking day* immediately preceding the commencement of that *pricing period* for bank accepted bills with a tenor which is equal to that *pricing period* (or where the *pricing period* is either 7 or 14 days, a tenor of 30 days) and which starts on that immediately preceding *banking day*. If such a rate cannot be determined in accordance with the above, NAB's lending indicator rate for that *pricing period* will be the rate determined by NAB in good faith to be appropriate having regard to comparable indices then available in the then current bank bill market.

(c) You may contact NAB to confirm the *interest rate* applying to a *pricing period*.

6. Payment of Interest

You must pay the sum of the interest charges that have accrued on a *loan account* in respect of each *pricing period* on the first *banking day* after the expiry of that *pricing period*, and on the *final repayment date*.

7. Amortisation Payments

You must make such payments as are required for you to comply with any applicable *amortisation schedule*. *Prepayment fees* and *economic costs* will not apply in relation to any payment to the extent it is required in order to comply with an *amortisation schedule*.

8. Early repayment

You may repay early all or part of a *loan account*:

(a) on the applicable *repricing date*, provided that you give NAB at least 7 days written notice of your request and pay NAB any applicable fees; or

(b) at any other time, in NAB's discretion, provided that you give NAB at least 7 days written notice of your request and pay any *economic costs* (see the General Conditions) and other applicable fees.

9. General rules about payments

Payments due on a non-banking day

(a) If a payment is due on a day that is not a *banking day*, you may make that payment on the next *banking day*.

Payments due at the end of the month

(b) If a payment is expressed to be due on a particular day of the month, and the month in which that payment is due does not have that date, the payment is due on the last day of that month.

(c) If a payment that you are required to make to comply with an *amortisation schedule* is expressed to be due on a particular day of the month, and that day is the 29th of February, then the payment will be due on the 28th of February, even in a leap year.

Term Loan Facility Specific Conditions

Not Applicable

Bank Guarantee Facility Specific Conditions

Not Applicable

Package Specific Conditions

Farmer's Choice Package ("Package")

These Specific Conditions apply to each facility which NAB has agreed are part of your Package ("*Farmer's Choice Facilities*").

1. The transaction account

You must ensure that the *transaction account* is opened and remains open at all times.

2. Maximum Aggregate Borrowing Limit

(a) The initial MABL is set out in the Details.

(b) There are 4 options for the reduction of the MABL. The option applying to the Package is set out in the Details (see "*MABL Reduction Option*").

Option 1 – Interest Only Option

The MABL will not be reduced during the term of the Package. The MABL will be reduced to nil on the *expiry date* of the Package.

Option 2 – Step down to Interest Only Option

The MABL reduces on each *reduction date* to the amount set out beside that date in the Details. After the last *reduction date*, no further reductions to the MABL will be made until the *expiry date* of the Package. The MABL will be nil on the *expiry date* of the Package.

Option 3 – Milestone Option

The MABL reduces on each *reduction date* to the amount set out beside that date in the Details. The MABL will be reduced to nil on the *expiry date* of the Package.

Option 4 – Long Term Repayment Option

The MABL reduces by the principal component of each instalment required to be made, on the date that repayment is required to be made, under the contract described in the Details under Repayment Details (Option 4 only). The MABL will be reduced to nil on the *expiry date* of the Package.

(c) You agree that, regardless of the other terms and conditions applicable to the *Farmer's Choice Facilities*:

(i) the sum of the *facility amount owing* under each of the *Farmer's Choice Facilities* (excluding any *overdraft facility*) must not exceed the prevailing MABL; and

(ii) you will make such repayments as are required to comply with paragraph (i) above; and

(iii) NAB is not obliged to provide any *drawing* under the Package or under any of the *Farmer's Choice Facilities* if to do so would cause the sum of the *facility amount owing* under each *Farmer's Choice Facility* (excluding any *overdraft facility*) to exceed the prevailing MABL.

(d) NAB may change which *MABL Reduction Option* applies by giving you notice in accordance with the General Conditions.

3. Packaging facilities

(a) NAB will confirm, in writing, the facilities that will initially be *Farmer's Choice Facilities* (if not set out in the Details).

(b) You acknowledge that NAB may, at its discretion, determine which facilities are eligible for inclusion in a Package, including by determining that a facility is no longer eligible for inclusion.

(c) You may apply to NAB to add other facilities into the Package, to increase the facility limit of any Farmer's Choice Facility, to increase the MABL, or to extend the term of the Package. NAB may accept or reject any such request at its discretion, and may impose such conditions on its acceptance as it sees fit. You may need to enter into a new Package.

(d) NAB will tell you if any facilities are added to, or removed from, the Package.

(e) The Package must, at all times, include at least one facility. The Package is automatically cancelled if there are no longer any facilities included in it.

(f) If the Package is cancelled or otherwise ends, the concessions and benefits available under the Package will immediately cease to apply.

4. Concessions and benefits

The following concessions and benefits apply to relevant *Farmer's Choice Facilities*, whilst they remain part of the Package (and subject to our right to vary the terms of the Package):

(a) there will be no separate application fees for individual *Farmer's Choice Facilities*;

(b) *Farmer's Choice Facilities* that are *term loan facilities, overdraft facilities* or Market Rate Facilities (and any other facilities agreed in writing), will be free from any service fee that would otherwise apply; and

(c) for any Farm Management Account Overdraft *facility* that is part of the Package, the *variable interest rate* applicable to that *facility* is the *variable interest rate* set out in the Details for the Package.

5. Financial covenants

If *MABL Reduction Option* 1 or 2 apply, you agree to maintain a minimum LVR of 60%. You agree that NAB's calculation of LVR is conclusive and binds the parties in the absence of manifest error.

6. Cancellation of the Package

NAB may cancel the Package by written notice to you if you are in *default*. You may cancel the Package at any time by giving us at least 2 *banking days* prior written notice.

7. Package Fees

(a) You must pay the Annual Package Fee in arrears:

(i) on each anniversary of the date you entered into the Package, or at NAB's discretion, on the last *business day* of the month in which that anniversary falls; and

(ii) when the Package is cancelled or otherwise ends.

(b) You authorise NAB to debit to the *transaction account* the Annual Package Fee and the Farmer's Choice Application Fee.

8. Joint Packages

If your Package is held jointly by you with one or more other people (each an '*other package holder*'):

(a) you agree that NAB may disclose to each *other package holder* such information about any *Farmer's Choice Facility* (or associated account) as NAB believes is necessary to administer your Package, even if that facility or account is in your name alone. This information may include:

(i) which of your facilities or accounts are included in the Package, and which are not;

(ii) the *facility limit* of any of your *facilities* which are included in the calculation of the MABL; and

(iii) any information about the repayment of your *facilities* which affects, or which may affect, the operation of the relevant *MABL Reduction Option*;

(b) the obligation to pay the Annual Package Fee is a joint and several obligation of you and each *other package holder*;

(c) in addition to any other rights NAB has to cancel the Package, NAB can also cancel the Package if any event of default (however described) occurs in relation to any agreement NAB has with any *other package holder* (whether or not that agreement relates to a *Farmer's Choice Facility*); and

(d) notwithstanding clause 7, you can only cancel the Package if the notice referred to in clause 7 is given by you and each *other package holder*.

9. Key Words Explained

For the purposes of these Specific Conditions:

LVR means the loan to security value ratio as calculated by NAB, at NAB's discretion, from time to time. The LVR is calculated by dividing the sum of the *facility amount owing* under each *Farmer's Choice Facility* by the value NAB ascribes, at its discretion, to the *security* which supports any one or more of those *facilities*.

MABL means the 'maximum aggregate borrowing limit'.

NAB Business Plus Specific Conditions

Not Applicable

Global Trade Finance Specific Conditions

These Specific Conditions apply to a *facility* if the Details for that *facility* say they do.

Foreign Currency Warning Notice

This important notice should be read and understood before you decide to enter into a facility or transaction in foreign currency.

This notice is intended to provide you with a general warning of the risks that can arise from adverse exchange rate movements when transacting in a foreign currency, and to inform you that other risks also exist.

Your liability in Australian Dollars will increase, possibly very substantially, if there is an adverse movement in either:

- the Australian Dollar relative to the currency of the foreign currency facility or transaction; or
- the foreign currency relative to the Australian Dollar.

Another risk that may also exist is the potential for adverse movements in the interest rate that applies to the foreign currency facility or transaction.

You should also be aware that in some circumstances mechanisms may be available for limiting these risks.

You should seek independent professional advice before entering into a facility or transaction in a foreign currency. In particular, advice should be sought as to the suitability of a foreign currency facility or transaction for your purposes and as to risk management strategies available for such facilities or transactions.

1. Facility Operation

(a) Subject to all conditions precedent being met, you request a *drawing* under a *facility* at any time.

(b) To request a *drawing*, you must give NAB such information and documentation relating to the *drawing* as NAB requires, before the relevant cut-off time.

The relevant cut-off time for each currency and for each *facility* is determined by NAB, and is subject to change without notice.

(c) You cannot revoke a request for a *drawing* once it is given, unless NAB agrees. NAB can decline any request for a *drawing* at its discretion and will generally tell you if it does this.

(d) You may request a drawing denominated in Australian dollars or in a foreign currency, unless NAB tells you otherwise.

2. Facility Limit

(a) The *facility* can be cancelled or the *facility limit* reduced by NAB or you at any time, even if it has an *expiry date* and even if this means the new *facility limit* is lower than the *balance owing*.

(b) The *facility limit* automatically reduces by the amount of any cancellation or reduction.

3. Which accounts NAB can debit

Unless otherwise agreed:

(a) for Foreign Currency Overdraft *facilities,* you authorise NAB to debit to the *loan account* any amounts payable by you in relation to the *facility,* including interest, fees and charges, taxes, enforcement expenses and any amount payable under an indemnity; and

(b) for any other *Global Trade Finance Facility*, you authorise NAB to debit to the *nominated account* any amounts payable by you in relation to the *facility,* including interest, fees and charges, taxes, enforcement expenses and any amount payable under an indemnity.

4. Interest

(a) You do not pay interest charges on any *drawing* that is a *letter of credit,* provided that it is repaid in accordance with this Agreement. You acknowledge that interest charges will apply where that *letter of credit* is refinanced under your *facility*.

(b) In relation to a Foreign Currency Overdraft *facility*:

(i) interest charges are calculated daily by applying the *daily interest rate* to the *value balance* at the end of each day;

(ii) interest charges for an *interest period* are debited to the *account* on the last *banking day* of that *interest period*. Interest charges are also payable on the *final repayment date*;

(iii) where a transaction for a particular day is processed by NAB after that day, for whatever reason, NAB may elect to back-date that transaction. If NAB does this, an appropriate interest adjustment will be made to the *loan account* on the next *interest debit date*; and

(iv) the *value balance* is generally the same as the *balance owing*, except that interest charges for an *interest period* (including any interest adjustment) do not form part of the *value balance* until the first day of the next *interest period* (even though they may be included in the *balance owing* from the date they are debited).

(c) For each *drawing*, other than a *drawing* that is a *letter of credit* or a *drawing* under a Foreign Currency Overdraft *facility*:

(i) interest is calculated daily on the *balance owing* at the end of that day using the *daily interest rate*;

(ii) if the Details provide that interest is payable in arrears, accrued interest charges for each *drawing* are payable on the last *banking day* of the term of that *drawing* and, if the last day of the term of a *drawing* is not a *banking day,* on the last day of that term. Interest charges are also payable on the *final repayment date*; and

(iii) if the Details provide that interest is payable in advance, interest charges for each *drawing* are payable for the term of the *drawing* on the first *banking day* of that term.

5. Repayment of certain drawings

(a) This clause does not apply to drawings under a Foreign Currency Overdraft *facility* or a *drawing* that is a *letter of credit*.

(b) Each *drawing* is for an agreed term. The principal amount of each *drawing* must be repaid in full at the end of the term of that *drawing*.

(c) You may repay early all or part of a *drawing* if NAB agrees, provided that you pay NAB any *economic costs* and other applicable fees.

6. Foreign Currency Facilities or Transactions

6.1 When this clause applies

This clause 6 applies to any *facility* made available in or which involves foreign currencies.

6.2 Funding risk and non availability

(a) NAB will use its best efforts to notify *you* as soon as practicable if the making, denomination or continuation of the *facility* in the foreign currency is impractical or impossible as a result of:

(i) any change in national or international financial, political or economic conditions, currency exchange rates, currency availability or exchange controls; or

(ii) any event of contingency which materially and adversely affects the inter-bank markets generally; or

(iii) any *change in relevant regulation.*

(b) During the 30 days after that notice is given by NAB, NAB will negotiate with you to find an alternative basis to continue the affected *facility*. If no agreement is reached within that 30 day period, the affected *facility* will be automatically cancelled.

6.3 Currency Indemnity

(a) Paragraph (b) below applies if a judgment or order is given by any court or tribunal for the payment of any amount owing by you under the *facility*, or for the payment of damages by you in respect of any breach of the terms of the *facility*, where that judgment or order is expressed in a currency (the 'Judgment Currency') which is different from the currency expressed to be payable under this Agreement in relation to the *facility* (the 'Relevant Foreign Currency').

(b) You indemnify NAB against any deficiency in the amounts received by NAB arising or resulting from any variation between:

(i) the rate of exchange at which the Relevant Foreign Currency is converted into the Judgment Currency for the purpose of the judgment or order; and

(ii) the rate of exchange at which NAB is able to purchase the Relevant Foreign Currency with the Judgment Currency at the time of its receipt by NAB.

6.4 No advice or management by NAB

You agree that NAB is not managing, supervising or advising in relation to your foreign currency exposure.

6.5 Foreign currency fluctuations

If a *facility* (other than a Foreign Currency Overdraft *facility*) is made available or involves a foreign currency and there has been a change in the exchange rate between that foreign currency and Australian dollars that NAB considers to be materially adverse to it, NAB may require you to either (at your option):

(a) repay the amount determined by NAB as being required to offset the change in the exchange rate; or

(b) provide additional *security* acceptable to NAB to the value determined by NAB, but not less than the amount payable under (a) above.

7. Foreign Currency Overdraft Facilities

7.1 When this clause applies

This clause applies to Foreign Currency Overdraft *facilities*.

7.2 Facility Operation

Subject to all conditions precedent being met:

(a) you may draw any amount you choose; and

(b) any amounts paid or repaid to the credit of the *facility* are available for redraw.

7.3 What currency applies

(a) You can only request *drawings* in the currency of the *loan account* and must ensure that all payments to the *facility* are in that currency.

(b) Fees and charges are payable in Australian dollars, unless otherwise stated.

7.4 Excess Loan Percentage

If on any day the Australian dollar equivalent of the *facility amount owing* (when converted by NAB on that day using such rate/s as it considers appropriate) exceeds 110% of the Australian dollar equivalent of the *facility limit* (when converted by NAB on the date of this Letter of Offer using such rate/s as NAB considers appropriate), then you must:

(a) pay NAB, on request, the amount required (as advised by NAB) to reduce the Australian dollar equivalent of the *facility amount owing* to an amount approximately equal to that Australian dollar equivalent of the *facility limit*; or

(b) provide NAB with additional security in a form acceptable to it which is, in NAB's opinion, of sufficient value to NAB taking into account the increased risk arising from adverse movements in exchange rates.

7.5 Ending the facility

If you wish to cancel or otherwise terminate the *facility* prior to its *expiry date* you must give NAB 2 *banking days'* prior written notice.

NAB TradeAssist Specific Conditions

Not Applicable

GENERAL CONDITIONS

1. Facility limits and other limits

You must ensure that the *facility limit* and any other limit applicable to the *facility* (such as any *bill facility component limit*) is not exceeded at any time, without NAB's prior approval. Any excess may attract default interest and fees and charges, even where the excess is approved.

2. Conditions on drawings (conditions precedent)

Any obligation on NAB to provide you with anything under a *facility* is conditional on:

(a) you having accepted this Agreement in a manner satisfactory to NAB;

(b) NAB receiving any valuation it requires (which must be to NAB's satisfaction);

(c) the results of NAB's inquiries and searches being to NAB's satisfaction;

(d) NAB receiving each *security*, related acknowledgment or acceptance and title documents (all of which must be to NAB's satisfaction);

(e) you having any insurance NAB requires, that insurance being with an insurer, for an amount, and on terms acceptable to NAB, NAB's interest being noted on the policy and you providing such evidence of that insurance as NAB requires;

(f) NAB receiving any other document it reasonably requires from you or a *security provider* and those documents being to NAB's satisfaction;

(g) there being no *event of default* or *potential event of default*;

(h) any other conditions precedent applicable to the *facility* being met.

3. Review

(a) NAB may review compliance with the *transaction documents*, your financial position and that of each *security provider*:

  (i) periodically (at least annually); and

  (ii) at any time if NAB reasonably believes there is an *event of default* or *potential event of default.*

  A review fee may be payable.

(b) You must provide NAB, and must ensure that each *security provider* provides NAB, with all information, documents, consents and assistance that NAB requires in connection with a review within the time requested.

4. Your general payment obligations

4.1 What you must pay

You must pay to NAB:

(a) the regular repayments, if any, required in accordance with this Agreement;

(b) interest, fees, charges and premiums in accordance with this Agreement;

(c) immediately, any amount by which the *facility amount owing* is in excess of the *facility limit*;

(d) the *facility amount owing* on the *final repayment date*; and

(e) any other amounts owing to NAB under this Agreement as set out in this Agreement or otherwise when NAB asks.

4.2 Payments generally to be made in Australian Dollars

(a) You must make each payment in the currency in which it is due. Unless otherwise stated, this is Australian Dollars.

(b) If NAB receives an amount in a currency other than that in which it is due:

  (i) NAB may convert the amount received into the due currency (and if necessary convert through a third currency) on such day and at such rates as NAB considers appropriate. NAB may deduct NAB's usual *costs* in connection with the conversion; and

  (ii) you satisfy your obligation to pay only to the extent of the amount of the due currency obtained from the conversion after deducting conversion *costs.*

(c) If NAB is debiting an amount to an account of yours, and that amount is in a currency other than that of the account, NAB may:

  (i) convert the amount to be debited into the currency of the relevant account (and if necessary convert through a third currency) on such day and at such rates as NAB considers appropriate; and

  (ii) debit to that account the amount so converted, plus the costs of conversion.

4.3 Payments to be made in cleared funds

You must pay all amounts payable by you under this Agreement in immediately available cleared funds.

4.4 No set off or deduction

(a) All payments by you must be made in full without any set-off, counterclaim or deduction.

(b) If you or NAB are, at any time, compelled by law to deduct or withhold any amount (including *taxes)*, you must indemnify NAB against that amount and pay concurrently to NAB such additional amounts as will result in payment to NAB of the full amount which would have been received if no deduction had been made.

4.5 Payments due on a non-banking day

Subject to the Specific Conditions, if a payment is due on a day that is not a *banking day*, that payment may be made on the next *banking day*.

4.6 Time for payment

For the purposes of making payments under this Agreement, a day ends at 4 pm in the state or territory where the branch issuing this Letter of Offer is located.

5. Fees and other costs

(a) You must pay NAB all fees, charges and premiums set out, or provided for, in this Agreement (including the *Fees Guide*).

(b) You must pay NAB and indemnify NAB for an amount equal to any *costs* or *taxes* in connection with:

- (i) the *transaction documents,* the *facilities* or any transactions under or in relation to them;
- (ii) NAB exercising, enforcing or preserving rights, powers or remedies (or considering or attempting to do so) in connection with any *transaction document, facility* or any transactions under or in relation to them; and
- (iii) the costs and remuneration of any *receiver* appointed by NAB.

(c) To the extent the following fees are payable in relation to a *facility*, they are payable and (where relevant) calculated as set out below:

- (i) Periodic fees (including Service Fees or Annual Facility Fees) – payable for each period set out in the Details (or if no such period is set out, monthly) and again on the *final repayment date*. If there are separate *loan accounts* or *bank guarantees* under the *facility*, these fees are payable separately for each such *loan account* or *bank guarantee*.
- (ii) Prepayment Fees - payable whenever you prepay an amount in relation to a *facility* which has a fixed *interest rate*.
- (iii) Commitment Fees - calculated daily, from and including the date of this Letter of Offer, on that part of the *facility limit* that is undrawn after 14 days from that date. Accrued Commitment Fees are payable once the *facility limit* is fully drawn or no further *drawings* in respect of it are to be made.
- (iv) Extension Fees - payable whenever NAB agrees to extend the time within which the *fixed rate period* for a *facility* must start after you accept a quoted fixed *interest rate* and whether or not the quoted rate becomes the actual rate applying to the *facility*.
- (v) Progressive Drawdown Fees - payable whenever NAB agrees to your request to drawdown part of a *facility limit* (other than the first part) to which Building Conditions apply.

(d) Fees that are payable when an event occurs may be debited when, or after, that event occurs. Periodic fees may be debited at any time during, or after, the period to which they relate.

(e) Unless otherwise agreed, fees are not charged on a pro-rata basis and, once incurred, charged or paid (as the case may be), are not refundable in whole or in part.

6. Your obligation to pay interest

(a) Unless otherwise stated in the Specific Conditions, interest charges are payable for each day and are calculated by applying the *daily interest rate* to the *balance owing* at the end of that day (excluding any amount to which a *default interest rate* applies).

(b) The Specific Conditions for a *facility* set out when interest charges (if any) are payable.

(c) Where interest charges are debited to a *loan account,* they will be deemed to be part of the *facility amount owing* from the date they are debited.

7. Interest rates

7.1 Variable interest rates

> NAB generally publishes information on the current variable *interest rates* on nab.com.au and/or in the local or national press.

To the extent that a *facility* has a variable *interest rate* or *default interest rate*, you acknowledge that:

(a) those interest rates include an indicator rate and may include one or more margins;

(b) the name of the indicator rate(s) applicable to the *facility* are set out in the Details (for example, the Base Indicator Rate); and

(c) the amount of an indicator rate on any day will be that last published or otherwise advised by NAB.

7.2 Fixed interest rates

During a *fixed rate period* or *pricing period*, the relevant *interest rate* is fixed. If your *facility* has a fixed *interest rate*, your initial *fixed rate period* or *pricing period* is set out in the Details. The Specific Conditions set out any applicable rules about the quotation, setting and acceptance of *fixed rates*.

7.3 Indicative Rates

If the Details quote the amount of an indicator rate, *interest rate, yield rate* or *default interest rate,* and:

(a) state that the rate is "indicative"; or

(b) indicates that the rate is the current rate,

then the amount quoted is a guide only and may not be the rate that actually applies to the *facility*.

8. Economic costs

> **Warning** : *Economic costs* can be high and will increase the amount you owe. You can ask NAB at any time for an estimate of *economic costs*.

8.1 When economic costs are payable

(a) *Economic costs* are payable by you whenever an *economic event* occurs in relation to a *facility*.

(b) NAB will determine the amount of any *economic costs* in accordance with this clause, and will notify you accordingly. You must pay NAB the amount of any *economic costs* notified to you when NAB specifies.

8.2 Economic events

An *economic event* is taken to have occurred if, at any time while a fixed rate (whether a fixed *interest rate* or a *yield rate*) applies to a *facility*, a *bill facility component*, a *loan account* or a *drawing*:

(a) all or part of that *facility, bill facility component, loan account* or *drawing* is repaid early (even if NAB agrees to the early repayment being made);

(b) that *facility, bill facility component, loan account* or *drawing*, is re-priced by agreement from one fixed rate to another fixed rate or to another type of rate (such as a variable rate);

(c) that *facility, facility limit* or *bill facility component limit* is cancelled, reduced or not fully drawn for any reason at any time before the *expiry date*;

(d) NAB is for any reason no longer obliged to accept, discount or endorse *bills* under the *facility* or a *bill* is cancelled before its *maturity date*; or

(e) if you are in *default*, or the *facility amount owing* otherwise becomes repayable, and NAB elects to treat it as an *economic event*;

except to the extent that this occurs:

(f) in relation to a Market Rate Facility, *term loan facility* or *global trade finance facility* on the *repricing date* applicable to the *facility* or *loan account* (as the case may be), or if that day is not a *banking day,* on the next *banking day;*

(g) in relation to a Bill Facility, at the end of a *fixed rate period* or where a *fixed rate period* does not apply, on the applicable *maturity date*;

(h) on the *expiry date*; or

(i) in order to comply with the *amortisation schedule* (if any).

8.3 How NAB calculates economic costs

NAB will determine *economic costs* by calculating a reasonable estimate of the *costs* and losses incurred by NAB (including loss of profits, fees, charges and premiums) in connection with an *economic event* including by reason of:

(a) in relation to a *facility* other than a Bill Facility, a loss or reduction of profits or return or other *costs*, representing the difference between NAB's cost of funds at the start of the relevant *fixed rate period* or *pricing period* and NAB's cost of funds at the date of the *economic event* over the remainder of that period. This is then discounted back to the net present value at the rate equivalent to NAB's cost of funds at that date; or

(b) in relation to a Bill Facility, a loss or reduction of profits or return or other costs representing the difference between the *yield rate* applicable to the *bills* when they are drawn and the interest rate NAB is able to receive in the interest rate market by reference to the *Interbank Swap Curve* at the date of the *economic event* for the remaining term to maturity of the *facility.* This is then discounted back to the net present value at the rate equivalent to NAB's cost of funds at that date; or

(c) the liquidation of deposits or other funds, or the termination or reversing of any swap or option agreement or other agreement or arrangement entered into by NAB (either generally in the course of NAB's business or specifically in connection with this Agreement) to fund or maintain the *facility* or to hedge, fix or limit NAB's effective cost of funding in relation to the *facility*.

9. Accounting for transactions

(a) You authorise NAB to open such accounts as NAB requires in connection with a *facility*.

(b) If you authorise NAB to debit an amount to an account, NAB can debit that amount to that account even if it causes the account to become overdrawn. Alternatively, if there are insufficient funds in that account, you authorise NAB to debit that amount to any account of yours it decides, including an account NAB opens in your name.

(c) If you authorise NAB to debit an amount to one of two or more accounts, NAB may choose which of those accounts to debit at its discretion.

(d) If this Agreement does not state to which account an amount may be debited or credited, NAB may debit or credit that amount to any account of yours it decides, including an account NAB opens in your name.

(e) Where NAB debits an account in your name opened by:

   (i) you, you must pay NAB interest (including default interest if applicable) on the amount debited in accordance with the terms of that account.

(ii) NAB, you must pay NAB interest charges on the overdrawn balance of that account at the *default rate* for the *facility*, or if there is no such rate, in accordance with the terms normally applied by NAB to accounts of that type.

(iii) either you or NAB, the overdrawn balance of the account, in excess of any *facility limit*, is immediately payable by you without further notice.

(f) You must ensure that there are sufficient cleared funds in the *nominated account* (including any available credit limit applicable to that account) to meet all amounts NAB is authorised to debit to that account.

(g) NAB may assign any date it considers appropriate to a debit or credit to an account. In the case of a debit, the date must not be earlier than the date on which the transaction occurs. In the case of a credit, the date must be as soon as practicable after the transaction occurs: this is not necessarily the same day that the transaction occurs.

(h) NAB may subsequently adjust debits and credits to an account or any *balance owing*, so as to accurately reflect the legal obligations of NAB and you (for example, because of an error, or because a cheque is dishonoured). If NAB does this, it may make consequential changes (including to interest charges).

(i) Unless otherwise provided, NAB may apply any payment in connection with this Agreement towards satisfying obligations under this Agreement as NAB sees fit.

(j) Where NAB is authorised to debit an amount to an account under this Agreement, it can do so without prior notice.

10. Representations and warranties

10.1 General representations and warranties

You represent and warrant to NAB that, at the date of this Letter of Offer, and at times thereafter:

(a) if you are a company, you are duly incorporated and validly existing under the laws of your place of incorporation;

(b) you have full capacity and power to enter into and comply with, and have taken all necessary action to authorise you to enter into and comply with each *facility*, the *transaction documents*, and to make a *drawing* under, or otherwise utilise, a *facility*

(c) you have full power and authority and legal right to own your assets and to carry on your business as presently conducted;

(d) neither you nor any of your assets are immune from the jurisdiction of a court or from legal process;

(e) the *transaction documents* to which you are expressed to be a party constitute your legal, valid and binding obligations and, subject to any necessary stamping and registration, are enforceable in accordance with their terms (subject to any law generally affecting creditors' rights and to principles of equity);

(f) the most recent financial accounts, reports and factual information provided to NAB by you at any time:

(i) are true and accurate and not misleading in any material respect;

(ii) are prepared in accordance with applicable law and accounting standards generally applicable in Australia at the time of preparation;

(iii) give a true and fair view of your state of affairs and the result of your operations at the date, and for the period ending on the date, to which those statements are prepared, and

no material change has taken place in respect to any of them since the date they were presented to NAB;

(g) you are not in breach of any law or any agreement, deed, *security interest* or instrument binding on you or your assets, and you are not in default in respect of any material monetary obligation contracted by or imposed upon you;

(h) no material litigation, arbitration or administrative proceedings are current or pending or, to your knowledge, threatened against you before any court or government agency;

(i) complying with the *transaction documents* to which you are expressed to be a party is for your commercial benefit and is in your commercial interests;

(j) you are not *insolvent*;

(k) no *event of default* or *potential event of default* has occurred under or in respect of any *transaction document* that is unremedied;

(l) except as disclosed to, and agreed to, by NAB in writing, you are not a trustee of any *trust*;

(m) you have obtained and maintained in full force and effect all material authorisations, consents, filings, registrations and permits applicable to you or your business;

(n) the execution, delivery and performance of the *transaction documents* to which you are expressed to be a party, will not:

(i) breach or contravene any law or regulation or a judgment, order, ruling or decree of a governmental agency;

(ii) conflict with your constituent documents or any agreement binding on you or any obligation to any person;

(iii) create, impose or crystallise any *security interest* on any of your assets (other than contemplated under any *transaction document*); or

(iv) cause or result in the acceleration of the date of payment of any obligation under any agreement binding on you; and

(o) the *security* is in full force and effect and has the priority contemplated in it.

10.2 Additional representations and warranties from a trustee

Where you enter into a *transaction document* as the trustee of a *trust,* you make the following representations and give the following warranties to NAB:

(a) you enter into each *transaction document* in your personal capacity and as trustee of the *trust* and for the benefit of the beneficiaries of the *trust*;

(b) you are the only trustee of the *trust*;

(c) the *trust documents* disclose all the terms of the *trust*;

(d) you have the power under the *trust deed* to enter into and observe your obligations under each *transaction document*;

(e) you have the authorisation necessary to enter the *transaction documents*, to perform your obligations under the *transaction documents* and to allow them to be enforced (including under the *trust deed* and your constitution (if any));

(f) you have a right to be fully indemnified out of the *trust fund* in respect of obligations incurred by you and you have no liability which may be set off against that right of indemnity;

(g) the *trust fund* is sufficient to satisfy that right of indemnity and all other obligations in respect of which you have a right to be indemnified out of the *trust fund*;

(h) you are not in default under the *trust deed*;

(i) no action has been taken or proposed to terminate the *trust*;

(j) you and your directors and other officers (if any) have complied with their obligations in connection with the *trust*; and

(k) NAB's rights under the *transaction documents* to which you are expressed to be a party rank in priority to the interests of the beneficiaries of the *trust*.

10.3 Representations and warranties are repeated

The representations made and warranties given by you under this clause or otherwise under this Agreement, unless otherwise stated, are deemed to be repeated with reference to the facts and circumstances then existing when you request, and when you are given, any *financial accommodation*, and on the last day of each *interest period*.

11. Undertakings and covenants

11.1 General undertakings

You undertake to NAB that you will:

(a) conduct your business and financial affairs in a proper, orderly and efficient manner and keep proper financial, accounting and other records in respect of the same;

(b) not, without NAB's consent, cease conducting your business, and not significantly change the general character of any business you conduct;

(c) promptly notify NAB if you change your address;

(d) take out and keep in full force and effect insurance over all of your physical assets and premises for such amounts and against such risks as a reasonably prudent person in your position would take out;

(e) promptly comply with any request by NAB to take out such further insurance cover as NAB may reasonably require;

(f) ensure that your capital is not reduced or made capable of being called up only in certain circumstances; and

(g) promptly advise NAB of any *event of default*, *potential event of default* or other default (however defined) under any *transaction document.*

11.2 Additional undertakings from a trustee

(a) Where you enter into a *transaction document* as the trustee of a *trust*, you undertake:

(i) to provide to NAB, on request, certified copies of the *trust documents*;

(ii) to ensure that you have a right to be indemnified out of *trust fund* for all liabilities incurred by you under the *transaction documents*;

(iii) to ensure that there is no restriction or limitation on or derogation from your right of subrogation or indemnity, other than on the grounds of fraud or gross negligence (whether or not arising under the *trust documents*); and

(iv) your lien over the *trust fund* at all times for liabilities incurred has priority over the rights of the beneficiaries of the *trust*.

(b) Where you enter into a *transaction document* as the trustee of a *trust*, you undertake that, except with NAB's prior written consent, none of the following will occur:

(i) re-settlement, vesting or distribution of capital of the *trust*;

(ii) retirement or replacement of the trustee, or the appointment of a new trustee;

(iii) amendment, or revocation of any terms, of the *trust deed*;

(iv) a *security interest* arises over any asset of the *trust*;

(v) if a unit trust, not issue any further units in the *trust* to any person other than a unitholder as at the date of this Letter of Offer; or

(vi) breach of any provision of the *trust deed*.

11.3 Partnerships

If you are a partnership:

(a) each person who is a member of the partnership or a partner (however described) ("*partner*") is liable separately, and together with other *partners*, is liable jointly, for your obligations under the *transaction documents* to which you are expressed to be a party;

(b) you agree to promptly notify NAB if a person becomes, or ceases to be, a *partner* at any time whilst any *transaction document* remains in full force and effect;

(c) each *transaction document* will continue to bind you and each person who is a *partner* at the date of this Letter of Offer and each person who becomes a *partner* whilst a *transaction document* remains in force and effect:

(i) despite any changes which may from time to time take place in the *partners*, or any reconstitution of the partnership, whether by the death, incapacity, or retirement of any *partner* or the admission of any new *partner* or otherwise;

(ii) despite the fact that the partnership no longer carries on business; and

(iii) despite the fact that the person, or any of his or her *partners* are no longer members of the partnership; and

(d) you agree to procure the execution of any documents NAB reasonably requires to give full effect to paragraph (c) above.

11.4 Co-operation

You must:

(a) promptly give NAB any information, documents or consents that NAB reasonably asks for, in the form specified, in connection with you, the *facilities* or the *transaction documents* to which you are expressed to be a party; and

(b) do anything (such as producing and signing documents) NAB reasonably requires to give full effect to the *transaction documents.*

11.5 Lender's Mortgage Insurance

NAB may take out lender's mortgage insurance, for its own benefit, in relation to the *facilities*. If NAB does this, it will be at your cost. The premiums are payable by you when NAB asks. NAB may debit to any account of yours it decides the amount of the premiums.

11.6 Appointment of Consultants

(a) If NAB reasonably believes you are or may be in *default* or that circumstances exist which could lead to you being in *default*, NAB may appoint, and at NAB's request you must appoint, a person or separate persons to investigate the financial and trading condition, and to undertake an environmental audit, of you or any *security provider* and whether you and the *security providers* have complied with the *transaction documents*. You must co-operate with and comply with every reasonable request made by this person. You must pay to NAB all *costs* in connection with the investigation or audit and NAB may debit those costs to any of your accounts.

(b) Neither you nor any *security provider* is obliged to accept the recommendations of any consultant, and NAB will assume no liability with respect to any actions you or a *security provider* takes, or does not take, as a result of those recommendations.

12. Default

12.1 When you are in default

You are in default if, in relation to a *transaction document*, or any other agreement you or a *security provider* has with NAB (each an "*arrangement*"):

(a) you or the *security provider* do not pay on time any amount due;

(b) any actual or contingent indebtedness becomes due and payable, or becomes capable of being declared due and payable, before its stated maturity or expiry;

(c) you or the *security provider* fail to comply with any provision of that agreement and, where that failure is remediable, it is not remedied to NAB's satisfaction within any period required by NAB;

(d) an event occurs which would allow NAB to terminate that *arrangement*, or a transaction under it;

(e) you or any *security provider* breaches any law or obligation by entering transactions or performing obligations under that *arrangement*;

(f) all or part of the *arrangement* is or becomes illegal, void, voidable, unenforceable or otherwise of limited force, priority or effect or claimed to be so, or a person seeks to or becomes entitled to terminate, rescind or avoid all or a material part or material provision of that *arrangement*; or

(g) a change in your or a *security provider's* financial circumstances occurs which, in NAB's opinion, may have a material adverse effect on that person's ability to meet its obligations to NAB.

You are also in default if:

(h) you or another person gives NAB information which NAB reasonably believes to be incorrect or misleading (including by omission, and including through your representations and warranties under clause 10) in connection with a *transaction document* or any other agreement you or a *security provider* has with NAB;

(i) any *security interest* is enforced, or becomes capable of being enforced, or the value of any *security,* as assessed by NAB, materially decreases;

(j) you or a *security provider* are *insolvent*;

(k) you or any *security provider* that is an individual, no longer has legal capacity or becomes a person protected by the state;

(l) an order for payment is made, or a judgement is entered or signed, against you or any *security provider*, and it is not satisfied within 5 *banking days* after that event (unless the order or judgement is the subject of an appeal by you or the *security provider* within that period and NAB is satisfied that there is reasonable likelihood of success);

(m) any insurance which NAB has taken out in relation to a *facility,* or any insurance which you are required to have under the *transaction documents,* is cancelled, materially altered, or becomes void or unenforceable in a material way;

(n) any other event occurs that this Letter of Offer states is an *event of default*;

(o) you or any *security provider* is a trustee of a *trust* and:

    (i) without NAB's prior written consent, a new trustee is appointed, the *trust* vests or terminates or any part of the *trust fund* is resettled or set aside; or

    (ii) the trustee's right to be indemnified out of the *trust fund* is restricted in any way; or

(p) you or any *security provider* is a partnership and any of the events in paragraphs (a) to (o) occurs in relation to one or more of the *partners*, in which case, the event is deemed to have occurred in relation to you or, as the case may be, the *security provider*.

12.2 What can happen then? (Consequences of Default)

(a) Upon the occurrence of an *event of default*, NAB may, at its option and without the need to give any notice other than that required by law, treat the *total amount owing* as being payable immediately and may immediately or at any later time enforce any *security*.

(b) If NAB gives you notice stating that an *event of default* has occurred and you do not, or cannot, rectify that *event of default*:

    (i) if a grace period is given in the default notice or required by law, within that period; or

    (ii) if no grace period is given in the default notice or required by law, immediately,

    then, subject to any applicable law and in addition to any other rights, powers and remedies NAB may have (including under a *security*), NAB may:

    (iii) cancel all or any part of the *facility limit* for all or any *facilities* with immediate effect; and

    (iv) declare that all or part of the *total amount owing* are immediately due and payable (to the extent it is not already due for payment), and if you do not pay it immediately, NAB may terminate the *facilities* and/or sue you for the *total amount owing* and/or enforce any *security*.

(c) If NAB terminates a *facility* following the occurrence of an *event of default*, and at that time there are any treasury related transactions in existence between you and NAB (such as *financial accommodation*, foreign exchange, money market and derivative transactions or general banking facilities) ("*open positions*") then:

    (i) NAB may close out the *open positions*, by entering into opposite positions for the balance of the unexpired term, or by such other means as may be usual in the relevant market and any such close out will be at the then current market rates;

    (ii) any *costs* incurred by NAB in closing out *open positions* under paragraph (i) above will be paid by you on demand, and any gain derived from the closing out of the *open positions* will be credited to you and set off against the *total amount owing*; and

(iii) NAB will give you reasonable particulars of the manner of close out of the *open positions,* and the basis of calculation of any amounts payable by or to you arising from that close out.

12.3 Default Interest

(a) You must pay NAB default interest charges on any part of the *balance owing* which is overdue (including amounts which are drawn in excess of the *facility limit*). Interest charges payable under this paragraph are calculated daily by applying the *daily default interest rate* to the overdue amount.

(b) Default interest charges are:

(i) for *facilities* where interest charges are ordinarily debited to a *loan account*, added to the relevant *balance owing* for the *facility* on each date on which interest is next debited for that *facility*; or

(ii) for other *facilities*, at NAB's discretion, added to the overdue amount monthly and when the overdue amount is paid, or debited to the *nominated account* for that *facility* (or, if permitted by this Agreement, any other account held by you) on each date on which interest is next debited for that *facility,* unless NAB specifies otherwise.

You will then be liable for interest under this clause on that increased amount.

12.4 Fees

If you do not pay on time any amount due under this Agreement, or if you exceed a *facility limit*, a fee may apply as detailed in the relevant *Fees Guide*.

12.5 Obligations not affected

Your obligation to pay on time is not cancelled by this clause.

13. Change of Circumstances

13.1 Illegality

If as a result of a *change in relevant regulation,* NAB determines that it is, or is apparent that it will become, contrary to that *relevant regulation* for:

(a) NAB to fund, provide or maintain a *facility* or otherwise observe or give effect to its obligations under a *facility*; or

(b) a person from whom NAB has raised or proposes to raise money in connection with a *facility* to fund, provide or maintain that money,

then:

(c) NAB is no longer obliged to provide any *drawing* under the *facility;*

(d) all amounts payable under the *facility*, including an amount equal to the total face value of all *bills* accepted, discounted or endorsed by NAB which remain outstanding, and any letters of credit issued by NAB at your request, are due and payable by you on demand.

13.2 Increased Costs

(a) Clause 13.2(b) applies if NAB determines that in its opinion, after the date of this Letter of Offer, any order of any court or *change in relevant regulation* will:

(i) subject NAB to any taxes or duties with respect to any *facility* or any part thereof or change the basis of taxation of NAB for payments under any *transaction document* (except for taxes or a change in the rate of tax on NAB's overall net income imposed by any taxing authority having the power to levy taxes on NAB);

(ii) impose, modify or deem applicable any reserve, capital adequacy and/or liquidity adequacy requirements against any of NAB's assets, deposits with NAB or for NAB's account, or loans by NAB; or

(iii) impose on NAB any other condition with respect to this Agreement or the obligations assumed by NAB under it,

and as a result there is:

(iv) an increase in the cost to NAB of making available or maintaining the *facility*; or

(v) a reduction in the amounts receivable or permitted to be received in respect of any *facility* or any other payment due to NAB in connection with any *facility*,

by an amount which NAB considers to be material.

(b) If this clause applies:

(i) NAB will use its best efforts to promptly notify you in writing of the happening of such an event;

(ii) NAB will use reasonable endeavours to eliminate or at least mitigate the foregoing adverse consequences in a manner which does not give rise to *costs* or other adverse consequences for you or NAB; and

(iii) you will indemnify NAB for any loss suffered by NAB as a result of the increase in cost or reduction in the amounts received or permitted to be received, and will pay on demand such amount as NAB requires to compensate NAB in respect of such additional cost or reduced receipts.

14. Liability for regulatory events

(a) You acknowledge that the *services* may be interrupted, prevented, delayed or otherwise adversely affected by a *regulatory event.*

(b) To the extent permitted by law:

(i) NAB is not liable for any loss incurred by you or any other person if an event described in clause 14(a) occurs, irrespective of the nature or cause of that loss, and NAB has no obligation to contest any *regulatory event* or to mitigate its impact on you or NAB. You release NAB from all liability accordingly; and

(ii) to the extent that NAB's liability cannot be excluded, its liability is limited to the cost of having the *service* supplied again.

(c) You agree that NAB may use and disclose to an *other financial institution* or *regulatory authority,* any information about you, the *services* or any person connected with you or the *services*, for any purpose which NAB or an *other financial institution* considers appropriate or necessary in connection with any *regulatory event* or the *services*. This may result in information being transmitted overseas. You agree to provide information to NAB about yourself, the *services* or any person connected with you or the *services* on request, and to promptly procure any consents NAB requires to give effect to this clause.

15. Changes to this Agreement

15.1 What NAB can change

NAB can, at any time:

(a) reduce any limit, including a *facility limit* and a *bill facility component limit*;

(b) introduce a new fee, charge or premium, vary the amount of a fee, charge or premium, the way in which it is calculated or when it is charged;

(c) vary the *interest rate* (other than a fixed *interest rate*) or the *default interest rate*, including by changing the relevant indicator rate or substituting a different indicator rate for the relevant indicator rate, and by changing, adding or removing a margin (including by making a margin positive or negative);

(d) vary any conditions relating to the application of an *interest rate* (other than a fixed *interest rate*) or the *default interest rate*, or introduce, suspend, withdraw or re-introduce such conditions;

(e) change the way in which interest, or default interest, is calculated and when it is debited;

(f) change the amount of any repayment, or your repayment type;

(g) make any change which NAB is permitted to make under the Specific Conditions;

(h) change any of the other provisions of this Agreement as a result of a change to any law affecting this Agreement; and

(i) change any other provision of this Agreement.

15.2 How NAB will notify you of changes

NAB will notify you of any changes it makes under clause 15.1 as follows:

(a) NAB will give you at least 30 days' prior written notice if NAB introduces a fee, charge (other than a government charge) or premium, varies the method by which interest is calculated or varies the frequency with which interest is debited, unless NAB cannot reasonably locate you;

(b) NAB will notify you of the introduction of, or any change to, a government charge payable by writing to you or by advertisement in the national or local media, unless the government has publicised the introduction or change;

(c) NAB will notify you of any change that relates to a change in an *interest rate* that is not set by NAB (such as a money market rate or some other external reference rate) by writing to you or by advertisement in the national or local media within a reasonable period of the change being made, unless another entity has publicised the change; and

(d) NAB will notify you of any other change, by writing to you or by advertisement in the national or local media no later than the date the change takes effect.

15.3 Changes that happen automatically under this Agreement

Where a change occurs automatically under this Agreement (such as a change to the *interest rate* that arises because of a change to an indicator rate or the repricing of a *loan account* under a Market Rate Facility on a *repricing date*), NAB will tell you about that change in accordance with the notification rules for that change as set out in this Agreement. NAB does not have to give you notice in accordance with clause 15.2 for changes that occur automatically under this Agreement.

15.4 Variation

Unless otherwise provided, the terms of this Agreement may only be varied by the written agreement of the parties.

16. Building Conditions

This clause 16 applies to a *facility* only if the Details indicate that Building Conditions apply.

16.1 How NAB provides drawings

NAB will provide you with the *facility* in a series of *drawings* as the building work progresses. The *facility* may be used only for the building work. NAB is not obliged to provide you with any *drawings* under the *facility* after the *completion date*. If the building work is completed for less than the *anticipated total cost on completion*, NAB need not provide you with that part of the *facility limit* being the difference between the *anticipated total cost on completion* and the actual cost.

16.2 Additional conditions on drawings

In addition to any other conditions on drawings applicable to the *facility*, any obligation on NAB to provide you with anything under a *facility* is conditional on:

(a) you contributing any money towards the cost of building that you have agreed to contribute;

(b) NAB receiving any document or certificate NAB requires (including a request from you for the *drawing* and a certificate from your architect or builder showing the cost of works covered by the certificate);

(c) any inspection that NAB may carry out or require being satisfactory to NAB; and

(d) for the final *drawing*, NAB has received a certificate of occupancy (or equivalent).

16.3 General requirements for building facilities

(a) If the building is the subject of a *security*, you must ensure that the value of the building is fully insured as that value increases,

(b) The building must be completed within the *anticipated total cost on completion*;

(c) You must not make any changes to the building contract (if any) or plans or specifications without NAB's prior written consent.

(d) NAB is not responsible for the supervision of the building or any aspect of the building work, even though NAB may approve an alteration or inspect the building.

17. NAB's right of set-off

(a) NAB may at any time without notice to you:

  (i) debit and charge an account held by you (or an account conducted by NAB in your name) with any amounts you owe NAB or which NAB is contingently or prospectively liable to pay in respect of a *facility*; and

  (ii) combine and amalgamate any two or more accounts of yours held with NAB; and

  (iii) set off or transfer any credit balance on any account of yours held with NAB in or towards satisfaction of any amounts you owe NAB*; and*

  (iv) make any currency conversion NAB considers necessary or desirable to enable a set-off using the spot rate of exchange quoted by it on the day of conversion.

(b) NAB's rights under paragraph (a) above exist and are exercisable whether or not NAB has agreed to permit any set-off for the purpose of calculation of interest between any two or more accounts and even though:

  (i) the amounts you owe NAB may be or may be expressed to be advanced on any specified account or on two or more accounts; or

  (ii) the accounts are with any other person as well as with you or are conducted by NAB in your name or are with different places of business of NAB; or

  (iii) any one or more accounts stand in credit.

18. Holding Over

If NAB continues to make a *facility* available to you after its *final repayment date*, and this Agreement has not been extended, amended or replaced, then the terms of this Agreement will continue to apply to the *facility* unless otherwise advised by NAB. The continuation of a *facility* under this clause shall not be construed as a waiver of any *event of default*, nor as a waiver of any of NAB's rights under any *transaction document,* nor as any agreement or undertaking (implied or otherwise) to grant any extension.

19. Telephone recording

You consent to NAB recording any telephone conversations between you and NAB in relation to the *facilities* that are customarily recorded in the finance industry or where you are notified prior to the commencement of the telephone conversation and to such recordings being used in any arbitral or legal proceedings. Telephone recordings remain NAB's sole property at all times.

20. Code of Banking Practice

NAB has adopted the Code of Banking Practice and relevant provisions of that Code apply to these *facilities* if you are an individual or a small business customer (as defined by that Code). You can obtain from NAB, on request:

(a) information on NAB's current *interest rates* and standard fees and charges relating to the *facilities* if any;

(b) general descriptive information concerning NAB's banking services (including information about cheques, account opening procedures, bank cheques, NAB's obligations regarding the confidentiality of your information, complaint handling procedures, the advisability of you informing NAB promptly when you are in financial difficulty, and the advisability of you reading the terms and conditions applying to each banking service NAB provides to you;

(c) general descriptive information about the identification requirements of the Financial Transactions Reports Act 1988 and the options available to you under the tax file number legislation.

(d) a copy of the Code of Banking Practice.

21. Notices and other communications

21.1 Service

(a) A notice, certificate or other communication given in connection with this Agreement must be in writing, or such other form permitted by this Agreement. Written communications from you must be signed by a director or another person approved by NAB.

(b) They may be:

(i) given personally (if they are for you, to you, one of your *partners* or one of your directors; if they are for NAB, to one of NAB' employees at the office where you arranged this Agreement or any other office NAB tells you);

(ii) left at the address last notified;

(iii) sent by prepaid post to the address last notified;

(iv) sent by facsimile to the fax number last notified or by another form of electronic communication to address last notified;

(v) where expressly allowed by this Agreement, by NAB publishing the notice on the internet or in the press;

(vi) given in any other way permitted by law.

(c) They take effect from the time they are received unless a later time specified in them.

(d) If they are sent by post, they are taken to be received three days after the date of posting.

(e) If they are sent by fax machine that produces a transmission report, they are taken to be received at the time shown in a transmission report that indicates that the whole fax was sent.

(f) If they are sent by some other form of electronic communication using a system that generates a delivery receipt, they are taken to be received at the time shown in a delivery receipt that indicates that the whole of the message was sent.

(g) If they are given by publishing them, they are taken to be received at the time they are first published.

21.2 NAB's right to rely on notices from you

You agree that NAB may rely on any communications from you, or that NAB believes in good faith are from you. You indemnify NAB against *costs* NAB incurs as a result of it acting in accordance with this clause.

22. General

22.1 Statements of Account

NAB will generally give you statements for any *overdraft facility,* NAB Business Plus *facility,* or Foreign Currency Overdraft *facility* at least every three months, and for *term loan* facilities at least every six months. If NAB is not required by law or under the Code of Banking Practice to give a statement, it may choose not to.

22.2 Certificates

(a) NAB may give you a certificate or formal statement about a matter or about an amount payable in connection with this Agreement. This is conclusive evidence of the matter or amount, unless it is proved to be incorrect.

(b) NAB may rely on certificates provided by any other person with a *security interest* as to the amount owed to them.

22.3 How NAB may exercise its rights

(a) NAB may exercise a right or remedy, or give or refuse its consent or agreement to any request you make, in any way NAB considers appropriate including by imposing conditions.

(b) NAB may defer or waive any right or remedy (including the implementation of any fee or charge) without varying this Agreement or creating a new contract.

(c) If NAB does not exercise a right or remedy fully or at a given time, it can still exercise it later.

(d) NAB's rights and remedies under this Agreement are in addition to other rights and remedies provided by law independently of it.

(e) NAB's rights and remedies may be exercised by any of its employees or any other person it authorises.

(f) NAB is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy.

22.4 Preservation of liabilities and rights

Your liabilities and NAB's rights under in or relation to a *transaction document,* a *facility* or a transaction under them are not affected by anything which might otherwise have that effect at law or in equity including, without limitation, one or more of the following (whether occurring with or without the consent of a person):

(a) any inaccuracy, insufficiency or forgery or in any certificate or other instrument which purports to be made, issued or delivered under a *transaction document,* a *facility* or a transaction under them; or

(b) NAB or another person granting time or other indulgence (with or without the imposition of an additional burden) to, compounding or compromising with or wholly or partially releasing you or another person in any way; or

(c) laches, acquiescence, delay, acts, omissions or mistakes on the part of NAB or another person; or

(d) any variation or novation of a right of NAB or another person, or alteration of a document, in respect of you or another person including, without limitation, an increase in the maximum liability of or other variation in connection with a *drawing*; or

(e) the invalidity or unenforceability of an obligation or liability of a person other than you; or

(f) invalidity or irregularity in the execution of a *transaction document* by you or any deficiency in your powers to enter into or observe your obligations under a *transaction document*, a *facility* or a transaction under them.

22.5 Consents and Conditions

You must comply with all conditions and requirements in any consent NAB gives, or agreement to any request you make.

22.6 GST

Unless otherwise specified, all amounts referred to in this Agreement are exclusive of GST. If GST is imposed on any supply made by one party ("*supplier*") under or in connection with this Agreement to the other party ("*recipient*"), where any amount or consideration ("*consideration*") payable or to be provided by the *recipient* under this Agreement in relation to that supply is exclusive of GST ("*GST-exclusive consideration*"), the *supplier* may, in addition to and at the same time as that *GST-exclusive consideration* is due, recover from the *recipient* an additional amount on account of GST. This additional amount is to be calculated by multiplying the *GST-exclusive consideration* for the relevant taxable supply by the GST rate prevailing at the time of the taxable supply.

22.7 Valuations are for NAB's benefit

Any property valuation obtained by or for NAB is for NAB's use only. NAB accepts no responsibility for any reliance on a valuation by any other person.

22.8 Indemnities

The indemnities in this Agreement are continuing obligations, independent of your other obligations under this Agreement. They continue even after this Agreement has ended. It is not necessary for NAB to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

22.9 Inconsistent and applicable law

(a) To the extent permitted by law, this Agreement prevails to the extent it is inconsistent with any law and all relief or protection conferred on you by any law is negatived and excluded.

(b) This Agreement is governed by the laws of the state or territory where the branch issuing this Letter of Offer is located. You and NAB submit to the non-exclusive jurisdiction of the courts of that place.

(c) NAB may serve any document on you in a court action by delivering it to, or leaving it at, your last known address or such other address as you and NAB agree at any time. This clause does not prevent any other method of service.

22.10 Severance

(a) If a provision of this Agreement is void or voidable or unenforceable by NAB, but would not be void or voidable or unenforceable if it were read down, it shall be read down accordingly.

(b) If, despite paragraph (a), a provision of this Agreement is still void or voidable or unenforceable by NAB:

(i) if the provision would not be void or voidable or unenforceable if a word or words were omitted there from, that word or those words (as the case may be) are severed; and

(ii) in any other case, the whole provision is severed,

and the remainder of this Agreement has full force and effect.

22.11 Assignment

(a) NAB may assign or otherwise deal with NAB's rights under this Agreement in any way NAB considers appropriate. If NAB does this, you may not claim against any assignee (or any other person who has an interest in a *facility*) any right of set-off or other rights you may have against NAB.

(b) You agree that NAB may disclose any information or documents NAB considers desirable to help it exercise its rights under paragraph (a).

(c) You agree, on request, to sign any documents or give any consents that NAB considers desirable to help it exercise its rights under paragraph (a).

(d) Your rights are specific to you and may not be assigned without NAB's prior written consent.

23. Meaning of words

(a) Where a term is defined or otherwise described in relation to a *facility* in the Details for that *facility* (for example, *expiry date, customer margin* or *facility limit*) a reference in this Agreement to that term is a reference to that term as so defined or described (as amended from time to time in accordance with this Letter of Offer).

(b) Terms used in this Agreement have the meaning given to them in generally accepted accounting principles and standards in Australia unless otherwise expressly defined.

(c) These meanings apply to this Agreement, unless otherwise stated:

adjusted facility limit means the *facility limit* less the *facility limit deduction.*

Agreement means the agreement between you and NAB in relation to the *facilities,* as set out in the documents listed at the start of the Letter of Offer.

amortisation schedule means, for a *facility,* the Amortisation Schedule in the Details or any amortisation schedule provided to you by NAB as a replacement, in accordance with this Agreement.

balance owing means:

(i) in relation to a *loan account*, any debit balance resulting from all amounts debited and all amounts credited to it;

(ii) in relation to a *drawing,* the amount of the *drawing* less any amounts of principal repaid in relation to the *drawing* (up to the amount of the *drawing*);

(iii) in relation to a *facility* with multiple *loan accounts* or *drawings*, the sum of the *balance owing* for each such *loan account* or *drawing*.

Where such an amount is to be calculated for the end of a day, it includes all debits and credits assigned to that day.

bank guarantee means a bank guarantee to be provided, or already provided, by NAB to a *beneficiary* on the *date issued*.

banking day means a day other than a Saturday or Sunday, or a day gazetted as a public holiday in every state and territory of Australia.

beneficiary means, in relation to a *bank guarantee* or a *letter of credit*, the person to whom the *bank guarantee* or *letter of credit* is to be, or has already been, issued.

bill means a bill of exchange, including any bill accepted or drawn by means of facsimile signature or by electronic or other means and any equivalent obligation which is a dematerialised security (as defined in the Austraclear System Regulations from time to time) or anything NAB deems to be a "bill" for the purposes of this Agreement.

bill facility component and ***bill facility component limit*** have the same meanings as set out in the Bill Facility Specific Conditions.

capital adequacy means *tangible net worth* divided by *total tangible assets.*

change in relevant regulation means any change in any *relevant regulation* (including the introduction of a new *relevant regulation*), or any change in the interpretation or administration of any *relevant regulation.*

Corporations Act means the Corporations Act 2001 (Cth).

costs includes costs, charges, fees, expenses and other outgoings, including those in connection with advisers or professional consultants (in the case of legal advisers, including in-house legal advisers, on a full indemnity basis or solicitor and own clients basis, whichever is higher) and reasonable expenses incurred by the use of the staff and facilities of NAB and, in the case of *securities*, where applicable, in preserving and maintaining the assets and property the subject of the *security* (such as by paying insurance, rates and *taxes* for the property) interest, penalties, and fines.

current ratio means Current Assets divided by Current Liabilities.

daily default interest rate means, for any day, the *default interest rate* applying to the *facility* for that day divided by 365.

daily interest rate means, for any day:

(i) in relation to a *global trade finance facility* and a NAB TradeAssist *facility*, the *interest rate* applying to the *facility* or *drawing* (as the case may be) for that day divided by 365 where the currency is Australian Dollars (AUD), Fiji Dollars (FJD), Pounds Sterling (GBP) or Hong Kong Dollars (HKD) and 360 in all other cases;

(ii) in relation to any other *facility* (or any part of such a *facility*), the *interest rate* applying to the *facility* (or that part of the *facility*) for that day divided by 365.

date issued means, in relation to a *bank guarantee*, the date specified in the Details or otherwise agreed as the date on or before which a *bank guarantee* is to be, or has been, issued by NAB to the *beneficiary*.

default has the meaning given in clause 12.

default interest rate for a *facility* is the interest rate so described in the Details for that *facility.*

Details means, in relation to a *facility*, the Facility Details for that *facility*.

dividend payout means the amount of dividend payments plus increased loans to shareholders, expressed as a percentage of Net Profit after Tax.

drawdown date means:

(i) for a *facility* other than a Bill Facility, each date on which a *facility* (or part thereof) is drawn; and

(ii) for a Bill Facility, the date on which a *bill* is accepted, discounted or endorsed under a *facility,* as specified in the Details or as otherwise agreed.

drawdown notice means a notice requesting a *drawing,* or otherwise giving instructions in relation to a *drawing,* in a form acceptable to NAB.

drawing means each *financial accommodation* actually provided under a *facility*.

economic costs and ***economic event*** each has the meaning described in clause 8.

an ***event of default*** occurs if you are in default (see clause 12.1).

facility means any *financial accommodation* provided to you under this Agreement.

facility amount owing means at any time, the total of all amounts which are then due for payment, or which will or may become due for payment, to NAB under this Agreement in relation to a particular *facility* which has not been fully and finally paid.

facility limit deduction means the *guaranteed amount* of any *bank guarantee* or the total face value of any *letter of credit* or similar instrument issued by NAB under any other agreement with you which has not been cancelled to NAB's satisfaction.

facility term means:

(i) for a Bill Facility, the period beginning on the *commencement date* and ending on the *expiry date;*

(ii) for any other *facility*, the period beginning on its *commencement date* (if any) or otherwise on its *first drawdown date* and ending at the expiry of the *facility term* or the *expiry date*.

Where no expiry date or facility term is set out in the Details for a *facility* or is otherwise agreed, that *facility* is provided on an ongoing basis subject to the terms of this Agreement and does not, for the purposes of this Agreement, have a '*facility term*'.

Fees Guide means NAB's "A Guide to Fees and Charges (Business)" and/or NAB's "A Guide to Fees and Charges (International Trade Services)" booklet, as amended from time to time, as the case may be.

final repayment date means in relation to a *facility* the earlier of:

(i) the last day of the *facility term* (if any);

(ii) the date the *facility limit* is cancelled; or

(iii) the date the *facility* is terminated or otherwise ends,

or if that day is not a *banking day,* the next *banking day* unless otherwise stated in the Specific Conditions for that *facility* or unless otherwise agreed.

financial accommodation means any financial accommodation, including the acceptance, discounting and endorsement of *bills* or the issue of letters of credit or bank *guarantees.*

financial charges cover means Earnings Before Interest and Tax plus finance charges divided by interest plus finance charges.

first drawdown date means for a *facility*, the first date you make or obtain (as relevant) a *drawing* and means, for a *loan account*, the first date you make or obtain (as relevant) a *drawing* which is to be debited to that *loan account.*

fixed rate period means, in relation to a *facility* or a particular *drawing*, the period during which a specific fixed interest rate or fixed yield rate applies to that *facility* or *drawing,* as the case may be.

floating rate in relation to a Bill Facility, has the same meaning as set out in the Bill Facility Specific Conditions.

gearing/leverage ratio means Total Liabilities divided by *tangible net worth*.

global trade finance facility means any *facility* to which the Global Trade Finance Specific Conditions are stated to apply.

guaranteed amount means, in relation to a *bank guarantee*, the amount specified as the Guaranteed Amount in the *bank guarantee*.

A person is ***insolvent*** if:

(i) they are (or state they are) an insolvent under administration or insolvent (each as defined in the *Corporations Act*);

(ii) they have a *controller* appointed, are in liquidation, in provisional liquidation, under administration or wound up or have had a *receiver* appointed to any part of their property;

(iii) execution or distress or any other process is levied or attempted or imposed against or over any of their undertaking, property or assets;

(iv) a compromise, arrangement, assignment, moratorium or composition is proposed with, or becomes effective in relation to, their creditors or any class of their creditors (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by NAB);

(v) an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with them, which is preparatory to or could result in any of the things referred to above;

(vi) they are taken (under section 459F of the *Corporations Act*) to have failed to comply with a statutory demand;

(vii) they are the subject of an event described in section 459C(2)(b) or section 585 of the *Corporations Act* (or they make a statement from which NAB reasonably deduce they are so subject);

(viii) they are a natural person, they commit an act of bankruptcy within the meaning of the Bankruptcy Act 1966 (Cwlth);

(ix) they are otherwise unable to pay their debts when they fall due; or

(x) something having a substantially similar effect to any of the things referred to above happens in connection with them under any law.

intangible assets means deferred development expenses, deferred foreign exchange gains, organisational or experimental expenses, research and development expenses, intellectual property, future income tax benefits, goodwill, patents, trademarks, service marks, design rights, franchises, copyrights, licences, underwriting and formation expenses and other items of a like nature which, according to current accounting practice, are regarded as intangible assets.

Interbank Swap Curve means the benchmark interest rates used by banks to swap their types of borrowings (ie fixed rate for floating rate) with no exchange of principal amounts for terms greater than twelve months.

interest cover means Earnings Before Interest and Tax divided by interest (including finance lease, other external debt and subordinated debt interest).

interest debit date means, in relation to a *facility*, the date on which interest charges are to be debited as set out in the Specific Conditions for that *facility*.

interest period means the frequency with which, or the period for which, interest is calculated and charged, as the context requires, as stated in this Letter of Offer or as otherwise agreed.

interest rate means the per annum rate of interest applicable to a *facility* or part of a *facility*, as described in the Details or otherwise agreed.

inventory and debtors to working capital debt ratio means inventory and debtors divided by *working capital debt*.

letter of credit means a documentary letter of credit or a standby letter of credit issued by NAB pursuant to a *global trade finance facility*.

Letter of Offer means this document.

loan account means an account NAB establishes, or have already established, in your name or otherwise in relation to you or your *facility* for recording transactions in connection with a *facility* and includes, in relation to an overdraft (including a Foreign Currency Overdraft), the linked transaction account.

maturing bill means a *bill* maturing on a *maturity date*.

maturity date means the date on which a *bill* is due to mature or a lease is due to expire.

NAB means National Australia Bank Limited ABN 12 004 044 937 and its successors and assigns, and ***our, we*** and ***us*** has a corresponding meaning.

nominated account means, in relation to a *facility*, the nominated account specified in the Details or any other account you advise NAB in a *drawdown notice* is to be the nominated account or any other account which NAB agrees is to be the nominated account.

occupancy (accommodation) means actual level of rooms occupied of the motel/hotel divided by the total number of rooms.

occupancy (commercial) means total occupied space, at any given time, divided by the total lettable space as determined by NAB at NAB's discretion.

other financial institution means such other financial institutions, or other offices of NAB, locally and overseas, that are involved in providing a service to you under or in relation to a *facility* (whether appointed by NAB or not, and whether their involvement is known to you or not).

overdraft means any overdraft *facility*, other than a Foreign Currency Overdraft *facility*.

potential event of default means an event which, with the giving of notice, lapse of time or fulfilment of any condition, would be likely to become an *event of default*.

presales/debt cover means net acceptable presales (pre GST and selling and legal *costs*), as determined by NAB at its discretion, divided by total level of property finance debt limits.

pricing period has the meaning given to it in the Market Rate Facility Specific Conditions.

proceeds of discount has the meaning given in the Bill Facility Specific Conditions.

property finance interest cover means net rental (total passing rental income stream (exclusive of GST) after deduction of all outgoings and other property related non-recoverable *costs*, as determined by NAB at its discretion) divided by interest expense as assessed against the tenancy schedule provided by you to NAB. NAB reserves the right to verify, amend and/or test the tenancy information provided.

property finance loan to value ratio means total property finance debt limits divided by the current value NAB ascribes at its discretion of the freehold *security*.

receiver includes receiver, or receiver and manager or controller as defined in the *Corporations Act*.

regulatory authority means any local or foreign government or their instrumentalities.

regulatory event means any:

(i) law or other form of regulation;

(ii) practices or policies of a *regulatory authority*;

(iii) investigation into you or any *related entity* of you by a *regulatory authority*;

(iv) application for or grant of an injunction or order in respect of any *security*, *facility* or account held with NAB made by a *regulatory authority*, or

(v) code of practice or custom relating to the provision of those services which a reasonable and prudent banker would comply with.

whether in Australia or elsewhere, that, in NAB's good faith opinion, or that of *another financial institution*, applies in any way to you or a *security provider*, or the *service*.

related entity means any entity which is related to the first within the meaning of section 50 of the *Corporations Act* or any economic entity (as defined in any approved accounting standard) which describes the first.

relevant regulation means any law, regulation or an official policy, directive, standard or guideline, which has the force of law, or compliance with which is in accordance with normal banking practice in the jurisdiction concerned.

repricing date **means:**

(i) for a *market rate facility*, the first day of any *pricing period* under that *facility*; and

(ii) for a *term loan facility*, the first day after the end of a *fixed rate period*; and

(iii) in relation to a *drawing* under a *global trade finance facility*, the last day of the term of that *drawing*.

security means each *security interest* described in the Details or Other Details under "Security" and any substitute or additional *security interest* applicable to this Agreement. Security also includes any priority agreement relating to any security.

security interest means any security for the payment of money or performance of obligations including a lien, pledge, trust or power. *Security interest* also includes a guarantee or an indemnity.

security provider means each person (other than you) who gives a *security*.

service means any service NAB provides to you under or in relation to a *facility* including making or processing any payment or issuing any document.

tangible net worth is defined as *total tangible assets* minus Total Liabilities.

taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them, except if imposed on, or calculated having regard to, NAB's net income.

term loan facility means any *facility* to which the Term Loan Facility Specific Conditions are stated to apply.

transaction documents means this Agreement, the *security*, any other documents that include (by variation, novation or otherwise) the terms of any *facility* or transaction under them and any other document that NAB and you agree is a *transaction document*.

total amount owing means, at any time, the total of every *facility amount owing* and any other amounts which are then due for payment, or which will or may become due for payment, in connection with this Agreement.

total tangible assets means all assets other than *intangible assets*.

trust means a trust or settlement.

trust deed means, in relation to a *trust*, the trust deed creating or constituting the *trust*.

trust document means, in relation to a *trust*, the *trust deed* and all other documents relating to the *trust*.

trust fund means, in relation to a *trust*, the assets of the *trust*.

working capital debt means current finance facilities including an *overdraft*, a NAB Business Plus *facility*, a *global trade finance facility*, a NAB TradeAssist *facility* or a Bill Facility.

yield rate has the same meaning as in the Bill Facility Specific Conditions.

you means the person or persons identified as "you" in the Agreement. If there are more than one, **you** means each of them separately and every two or more of them jointly. **You** includes your successors. If **you** are a partnership, **you** includes the partnership as reconstituted from time to time including by admission, retirement, death or incapacity of partners.

(d) A reference to:

(i) a month means a calendar month unless otherwise stated;

(ii) any thing includes the whole and each part of it;

(iii) a document includes any variation or replacement of it

(iv) law means common law, principles of equity, and laws made by parliament (and laws made by parliament include regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of them);

(v) the word **person** includes an individual, a partnership, a body corporate, an unincorporated association or an authority; and

(vi) the words **including, such as** or **for example** when introducing an example do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

(e) If something must be "satisfactory to NAB", it must be satisfactory in form and substance.

(f) The singular includes the plural and vice versa.

(g) To the extent permitted by law, any authority given by you under this Agreement is irrevocable unless otherwise stated.

(h) Headings are for convenience only and do not affect the interpretation of this Agreement, except that where a clause heading includes the name of a *facility* that clause applies only to a *facility* with that name.

NAB's offer to you

NAB offers to make available to you each *facility* on the terms and conditions set out in this Agreement.

To accept this offer, you must indicate in the manner described on the next page that you intend to be bound by it.

Signed on behalf of NAB

Signature

Name of authorised officer
PETER READ

Title
AGRIBUSINESS MANAGER

Date
21 / 9 / 2007

Business Purpose Declaration

I/We declare that the credit to be provided to me/us by NAB is to be applied wholly or predominantly for business or investment purposes (or for both purposes).

IMPORTANT
You should **not** sign this declaration unless the *facilities* are wholly or predominantly for business or investment purposes.
By signing this declaration you may **lose** your protection under the Consumer Credit Code.

Acceptance by Customer

By indicating that you intend to accept the offer you (the customer):

1. accept the Agreement; and

2. declare that all the information you have given us is accurate and not misleading and you are aware that NAB is relying on it; and

3. acknowledge that before indicating that you intend to be bound, you have read the Facility Details, Other Details, any Specific Conditions and the General Conditions, and that you have received and read a copy of the other documents which are part of this Agreement, as described on the first page of the Letter of Offer; and

4. acknowledge that every *security* held by NAB (including the *securities*) extends to this Agreement, in addition to all other liabilities secured by those *securities*; and

5. declare that you understand that any mortgaged or secured property will be at risk if you default; and

6 acknowledge that we may pay a commission for the introduction of credit business where you have been introduced to NAB by a third party.

You must indicate that you intend to accept the offer by executing below.

Acknowledgment by customer - Company

You acknowledge that:

(a) before signing this Agreement you were given a copy of, and read this Agreement; and

(b) you accept the extension of the securities shown in the Details to secure the facilities provided under this Agreement.

Before you sign, carefully read this Agreement

Executed by the customer

Seed Genetics Australia Pty Ltd ABN 44 061 114 814

Customer Company Name (BLOCK LETTERS)

Executed by the company named above in accordance with Section 127 of the Corporations Act 2001 (Cwlth)

[signature]	[signature]
Signature	Signature
MARK JAMES HARVEY.	Dennis Charles Jury
Full name (BLOCK LETTERS)	Full name (BLOCK LETTERS)
Director / Secretary*	Director
Office Held	Office Held
21/9/07	21/9/07
Date	Date

☐ * Please tick here if you are signing as Sole Director and Sole Company Secretary